Exhibit (h)(2)(c)

AMENDMENT NO. 3 TO ADMINISTRATION AGREEMENT BETWEEN
STATE STREET BANK and TRUST COMPANY
AND
STATE STREET NAVIGATOR SECURITIES LENDING TRUST

This Amendment No. 3 to Administration Agreement is dated as of September 1, 2010, by and between State Street Navigator Securities Lending Trust, a Massachusetts business trust (the “Investment Company”), and State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”).

WHEREAS, the Investment Company and the Administrator have entered into an Administration Agreement dated as of March 4, 1996, as previously amended (the “Agreement”);

WHEREAS, the Investment Company desires to retain the Administrator to furnish certain money market regulatory services (the “Services”) to its portfolio series (the “Funds”), and the Administrator is willing to furnish such Services, on the terms and conditions set forth herein; and

WHEREAS, the Investment Company and the Administrator now desire to amend the Agreement, to add the Services, as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained in the Agreement and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the Investment Company and the Administrator hereby agree to amend the Agreement as follows:

PART I.    AMENDMENTS TO AGREEMENT

1.	Section 5(e) of the Agreement shall be renumbered as Section 5(e)-1.

2.	New Sections 5(e)-2 and 5(e)-3 shall be added as follows:

“5(e)-2  Prepare for review by designated officers of the Funds a monthly report on Form N-MFP and file it with the SEC on behalf of the Funds in accordance with applicable filing requirements.

5(e)-3  Provide the Funds the following portfolio holdings data required by Rule 2a-7 under the1940 Act (“Rule 2a-7”) for each month no later than the fifth business day of the month, or such other day determined in accordance with applicable filing requirements, with respect to each Fund and each class thereof:

(A)  Dollar-weighted average portfolio maturity; and
(B)  Dollar weighted average portfolio maturity determined without reference to the exceptions in Rule 2a-7(d) regarding interest rate readjustments.
(C)  With respect to each security held by the Funds:
(i)    Name of the issuer;
(ii)   Category of investment;
(iii)  CUSIP (if any);
(iv)  Principal amount;
(v)   Maturity Date;
(vi)  Final Legal Maturity Date;
(vii) Coupon or Yield; and

(viii) Amortized cost value.

3.	The Agreement is further amended by the insertion of the following new Section 21:

“21.  MISCELLANEOUS

The provisions of this Section shall apply with respect to the services provided under Sections 5(e)-2 and 3 hereof (collectively, the “Money Market Fund Services”).  The parties hereto acknowledge that yield may be calculated by the Administrator or provided by the Investment Company and that the Investment Company shall confirm the Category of Investment determination suggested by the Administrator.  In order to prepare Form N-MFP, the Administrator will aggregate data from its systems, authorized vendors and the Investment Company.  The Investment Company acknowledges that certain data required in Form N-MFP, if not obtainable from a third-party data source, must be provided by the other service providers, vendors, agents or advisers to the Investment Company on behalf of the portfolios, including the General Information, Items 1 - 10, 19, 20, 32, 34, 37 to 39, 43, 44 and 46 of Form N-MFP; provided, however, that in no circumstance shall the Administrator be liable or responsible for obtaining or providing such data.  The Investment Company acknowledges that certain data required in Form N-MFP will be provided by third parties including Items 30, 33 and 34 of Form N-MFP.

The parties hereto acknowledge that the Administrator may be required to rely upon data provided by the Investment Company or third parties (“Data”) in providing the Money Market Fund Services. Except with respect to Data provided by the Administrator’s affiliates, the Administrator does not own the Data, has not developed the Data, does not control the Data, and has not, and will not make any inquiry into the accuracy of any Data.  Without limiting the foregoing, the Administrator will not be liable for (i) inaccuracies of, errors in or omissions of, Data provided by unaffiliated third parties or by the other service providers, vendors, agents or advisers of the Investment Company, or (ii) any risk in connection with the transmission/delivery of Data including, but not limited to, delays in the transmission/delivery of reports, Forms N-MFP, portfolio holdings where the Administrator has met its standard of care under the Agreement.  In the absence of negligence or willful misconduct, the Administrator shall assume no liability to the Investment Company of any kind or nature whatsoever in relation to this Agreement or the Money Market Fund Services.  The Investment Company acknowledges that the Money Market Fund Services shall be used to assist the Funds to comply with their obligations under Rule 2a-7.  The Administrator shall not be liable for any decision made or action taken in reliance on the reports or other data or information included in the Money Market Fund Services provided by the Administrator.  The Money Market Fund Services do not constitute investment advice or recommendations of any kind and the Administrator is not acting in a fiduciary capacity in providing the Money Market Fund Services.  Unless informed in writing otherwise, the Administrator will assume that the Investment Company and its Funds have the necessary licenses from each nationally recognized statistical ratings organization whose ratings are set forth in its Forms N-MFP as contemplated hereby, as applicable.”

4.	Schedule B to the Agreement is hereby amended by adding the following additional section:

Additional Fees for Form N-MFP and Money Market Services as set forth in Section 5(e)-2 and 3

Operations Fees	Per Fund/Portfolio
Prepare monthly portfolio holdings statements to assist in posting portfolio information to the Investment Company’s or the Fund’s website	$12,000 Annually
Prepare and file with the SEC the new Form N-MFP on a monthly basis	$9,000 Annually

PART II.    MISCELLANEOUS

1.	All other terms and conditions of the Agreement remain in full force and effect except as they may be modified hereby.

2.	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

STATE STREET NAVIGATOR SECURITIES LENDING TRUST

By:	/s/ James E. Ross
Name:	James E. Ross
Title:	President

STATE STREET BANK and TRUST COMPANY

By:	/s/ Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President